EXHIBIT 11

                        Computation of Earnings Per Share

                                                        Three Months Ended                   Nine Months Ended
                                                            December 31                         December 31

                                                      1998               1997             1998               1997
                                                   ----------        ----------        ----------        ----------
Net Income applicable
to common stock and common stock
equivalents
(in thousands)                                         $1,184            $1.181            $3,619            $2,988
                                                   ==========        ==========        ==========        ==========

Basic Earnings Per Share

Average shares of common stock outstanding          8,568,451         8,922,097         8,719,333         8,921,917
                                                   ==========        ==========        ==========        ==========


Basic Earnings Per Share                                $0.14             $0.13             $0.41             $0.33
                                                   ==========        ==========        ==========        ==========


Diluted Earnings
Per Share


Average shares of common stock outstanding
- basic                                             8,568,451         8,922,097         8,719,333         8,921,917

Common stock equivalents of stock options
and management recognition plans                      130,685           101,754           157,283            99,694
                                                   ----------        ----------        ----------        ----------

Average shares of common stock outstanding          8,699,136         9,023,851         8,876,616         9,021,611
                                                   ==========        ==========        ==========        ==========


Diluted Earnings
Per Share                                               $0.14             $0.13             $0.41             $0.33
                                                   ==========        ==========        ==========        ==========

Note:
The Company completed a conversion and reorganization, which included the exchange of previously outstanding shares for new shares of the stock holding company, Bayonne Bancshares, Inc. at an exchange ratio of 2.933 to 1. All historical share and per share information has been adjusted to reflect this change unless otherwise noted.